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             SENIOR SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT

                            DATED AS OF JULY 19, 2002

                                      AMONG

                          CASTLE DENTAL CENTERS, INC.,

                             HELLER FINANCIAL, INC.,

                         MIDWEST MEZZANINE FUND II, L.P.

                                       AND

                                 JAMES M. USDAN


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

                             EXHIBITS AND SCHEDULES

     Exhibit A             Form of Notes
     Exhibit B             Form of Warrants
     Exhibit C             Form of Compliance Certificate

     Schedule 7.02         Liabilities
     Schedule 7.03         Litigation
     Schedule 7.14         Subsidiaries
     Schedule 7.19         Insurance
     Schedule 7.21         Material Agreements
     Schedule 7.22         Hedging Agreements
     Schedule 7.23         Capitalization
     Schedule 8.01(e)      Reporting Regions
     Schedule 9.01         Debt
     Schedule 9.02         Liens
     Schedule 9.03         Investments, Loans and Advances

         THIS SENIOR SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT, dated as of July 19, 2002, is by and among CASTLE DENTAL CENTERS, INC., a Delaware corporation (the "Company"), HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), MIDWEST MEZZANINE FUND II, L.P., a Delaware limited partnership ("Midwest") and JAMES M. USDAN, an individual ("Usdan"; Heller, Midwest and Usdan are sometimes referred to individually as a "Holder" and collectively, as the "Holders").

                                 R E C I T A L S

         WHEREAS, the Company desires to sell to Holders and Holders desire to purchase from the Company (i) certain senior subordinated convertible promissory notes in the aggregate principal amount of $1,700,000, which initially may be converted into 3,105,618 shares of Common Stock of the Company and (ii) warrants to acquire 17,974,062 shares of Common Stock of the Company, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING MATTERS

         Section 1.01 Terms Defined Above. As used in this Agreement, the terms "Company", "Heller", "Midwest", "Usdan" and "Holder" shall have the meanings indicated above.

         Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one (1) or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings,


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

"controlled by" and "under common control with") such corporation or other
Person.

         "Agreement" shall mean this Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

         "Annual Meeting" shall have the meaning assigned to such term in
Section 8.08.

         "Authorized Share Amendment" shall have the meaning assigned to such term in Section 7.06.

         "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in Chicago, Illinois.

         "California LLC" shall mean Castle Dental Centers of California, L.L.C., a Delaware limited liability company.

         "Capital Expenditures" shall mean, for any period and with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases that is capitalized on the balance sheet of such Person including in connection with a sale-leaseback transaction) by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

         "Castle PC" shall mean Castle Dental Associates of Texas, P.C., a Texas professional corporation formerly known as Jack H. Castle D.D.S., P.C.

         "Castle Texas" shall mean Castle Dental Centers of Texas, Inc., a Texas corporation.

         "CDC California" shall mean CDC of California, Inc., a Delaware corporation.

         "Change of Control" shall mean at any time, Heller and Midwest, together, cease to have the right to appoint to the Board of Directors of the Company a majority of the members of the Board of Directors of the Company.

         "Closing Date" shall mean July 19, 2002.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

         "Common Stock" shall mean the common stock, $.001 par value, of the Company.

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

         "Consolidated Net Income" shall mean with respect to the Company and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Consolidated Subsidiaries in accordance with
GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any nonrecurring gains or losses acceptable to Holders and any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

         "Consolidated Subsidiaries" shall mean each Subsidiary of the Company (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

         "Corpus Transactions" shall mean, collectively: (i) the execution and delivery of that certain Severance Agreement dated as of June 12, 2002 by and among the Company, Jack Castle, Goforth, Inc., a Texas corporation, and Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., (ii) the execution and delivery of that certain Settlement Agreement dated as of June 12, 2002 by and among the Company, Jack H. Castle, D.D.S. and the Estate of Jack H. Castle, D.D.S., Castle Texas, Castle PC, Castle Interests Ltd. and Loretta M. Castle, an individual, and (iii) the sale by the Company of two (2) locations in Corpus Christi, Texas and one (1) location in Beaumont, Texas pursuant to that certain Asset Purchase Agreement dated as of June 12, 2002 by and among Dentists Choice 1 L.P., a Texas limited partnership, Jack Castle, Texas Dental Associates, P.A., a Texas professional association, Castle Texas and Castle PC.

         "Debt" shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the Property subject to such lease plus interest as an imputed rate of interest; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services in consideration of advance payments; and (x) all obligations of such Person under Hedging Agreements.

         "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean, for any period, the sum of Consolidated Net Income for such period plus each of the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion and amortization.

         "Environmental Laws" shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Company or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either

OPA, CERCLA or RCRA, such broader meaning shall apply.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or any Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

         "ERISA Event" shall mean (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Company, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "Event of Default" shall have the meaning assigned such term in Section 10.01.

         "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases for rent and for compliance with the terms of leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Company or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens permitted by the Senior Credit Documents.

         "Existing Seller Notes" shall mean, collectively, each of those certain subordinated promissory notes issued by the Company prior to the Closing Date to Lester B. Greenberg, D.D.S.; John G. Goodman, D.D.S.; Alexander Soleimani, D.M.D.; Elliot Schlang, D.D.S.; Martin Schechter, D.D.S.; Jeffrey D. Schechter, D.D.S.; Dental Advisory Group, LLC; DCA Limited Partnership, L.L.P.; and Dental Administrators of Texas Limited Partnership, L.L.P., in an aggregate amount outstanding of $3,650,000 (including principal and interest that has accrued thereunder, but excluding default interest).

         "Financial Statements" shall mean the financial statement or statements of the Company and its Consolidated Subsidiaries described or referred to in
Section 7.02.

         "Florida Transaction" shall mean the sale of substantially all of the property, assets and business relating to the Company's dental centers located in Sarasota and Venice, Florida pursuant to that certain Asset Purchase Agreement dated as of June 14, 2002, by and among Woolf Dentistry, P.A., a Florida professional association, Castle Dental Centers of Florida, Inc., a Florida corporation, and Castle 1st Dental Care, P.A., a Florida professional association, in exchange for a release of that certain nine percent (9%) Subordinated Note issued by the Company to Woolf Dentistry, P.A. on July 9, 1998, in the original principal amount of $370,000.

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its Subsidiaries or any of their Property or any Holder.

         "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

         "Hedging Agreements" shall mean any interest rate swap, cap, floor, collar, forward agreement or other protection agreements or any option with respect to any such transaction.

         "Heller/Midwest Debt Exchange" shall mean the exchange by Heller and Midwest of all liabilities and obligations owed to them by the Company pursuant to that certain Senior Subordinated Note Purchase Agreement dated as of January 31, 2000 by and among Heller, Midwest and the Company for 119,520 and 59,760 shares of Series A Preferred Stock, respectively.

         "Highest Lawful Rate" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to Holders which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         "Indebtedness" shall mean any and all amounts owing or to be owing by the Company or any Subsidiary to Holders in connection with the Subordinated Note and Warrant Documents, now or hereafter entered into between or among the Company, any of its Subsidiaries and any Holder, and all renewals, extensions and/or rearrangements of any of the above.

         "Indemnified Parties" shall have the meaning assigned such term in
Section 12.03(a)(ii).

         "Indemnity Matters" shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

         "Investors Agreement" shall mean that certain Investors Agreement of even date herewith by and among the Company, Heller and Midwest.

         "Jack Castle" shall mean Jack H. Castle, Jr., an individual

         "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

         "Majority Lenders" shall mean the "Majority Lenders" as defined in the Senior Credit Agreement.

         "Material Adverse Effect" shall mean any material and adverse effect on
(i) the assets, liabilities, financial condition, business, operations or affairs of the Company and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Subordinated Note and Warrant Document, or (ii) the ability of the Company and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Subordinated Note and Warrant Documents or the Restructuring Documents on a timely basis.

         "Multiemployer Plan" shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

         "Notes" shall have the meaning assigned such term in Section 2.01(a).

         "Other Taxes" shall have the meaning assigned such term in Section 4.03(b).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

         "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Governmental Authority or any other form of entity.

         "Plan" shall mean any employee pension benefit plan, as defined in
Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

         "Post-Default Rate" shall mean, in respect of any principal of any Note or any other amount payable by the Company under this Agreement or any other Subordinated Note Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to eighteen percent (18%) per annum.

         "Prior Registration Rights Agreement" shall mean that certain Registration Rights Agreement dated as of January 31, 2000, by and among the Company, Heller and Midwest.

         "Prior Stockholders Agreement" shall mean that certain Stockholders Agreement dated as of January 31, 2000, by and among the Company, Jack Castle, Heller, Midwest, Delaware State Employees' Retirement Fund, Declaration of Trust For Defined Benefit Plan of ICI American Holdings Inc., Declaration of Trust for Defined Benefit Plan of Zeneca Holdings Inc., Jack H. Castle, Jr., as Trustee of the Castle 1995 Gift Trust F/B/O Jack H. Castle, Jr., Castle Interests, Ltd., Jack H. Castle, D.D.S., Loretta M. Castle, and Gulfstar Investments, Ltd.

         "Prior Subordination Agreement" shall mean that certain Subordination and Intercreditor Agreement dated as of January 31, 2000 by and among Heller, Midwest, the Company, Castle Dental Centers of California, L.L.C., a Delaware limited liability company, Dental World, Inc., a Texas corporation, Castle Dental Centers of Austin, Inc., Castle dental Centers of Florida, Inc., a Florida corporation, Castle Dental Centers of Tennessee, Inc., a Tennessee corporation, Castle Dental Centers of Texas, Inc., a Texas corporation, Dentcor, Inc., a Florida corporation, CDC of California, Inc., a Delaware corporation, Castle Texas Holdings, Inc., a Delaware corporation, Academy for Dental Assistants, Inc., a Florida corporation, and Bank of America, N.A., a national banking association formerly known as NationsBank, N.A.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Proposal" shall have the meaning assigned to such term in Section 8.08

         "Quarterly Date" shall mean the fifteenth (15th) day of each January, April, July and October, commencing October 15, 2002; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

         "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of even date herewith, by and among the Company and the stockholders party thereto.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

         "Regulatory Change" shall mean any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

         "Reporting Region" shall mean the dental centers and other business operations for each of Houston, Austin, Dallas/Fort Worth, San Antonio, Tennessee, Florida and California, all as more fully set forth in Schedule 8.01(e).

         "Responsible Officer" shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

         "Restructuring Transactions" shall mean, collectively, the Heller/Midwest Debt Exchange, the Roisman Settlement, the Seller Debt Exchange, the San Antonio Transaction, the Florida Transaction, the Corpus Transactions and the amendment of the Certificate of Incorporation of the Company to create the Series A Preferred Stock.

         "Restructuring Documents" shall mean the Senior Credit Documents and each other document executed or delivered in connection with any of the Restructuring Transactions, in each instance as in effect on the date hereof and as the same may be amended, modified or supplemented from time to time as permitted herein.

         "Roisman" shall mean, collectively, Leon D. Roisman, D.M.D., Leon D. Roisman, D.M.D., Inc., a California corporation and Roisman Acquisition Company, a California corporation.

         "Roisman Judgment" shall mean that certain judgment rendered against CDC California, and California LLC, in favor of Roisman in Los Angeles County, California Superior Court Case No. BS058068 on October 23, 2000, in the initial amount of $1,108,210.62 plus interest at ten percent (10%) per annum from the date of such judgment.

         "Roisman Settlement" shall mean the execution and delivery of that certain Forbearance Agreement dated as of July 3, 2002 by and among CDC California, California LLC and Roisman with respect to the Roisman Judgment.

         "San Antonio Transaction" means the issuance of Series A Preferred Stock pursuant to the Settlement Agreement among the Company, Castle Texas, Castle PC, Barry E. Solomon, Marc A. Solomon, Hebron D. Cutrer, Stan E. Faye, Robert B. Grau, Dental Centers of America, Inc., Dental Administrators, Inc., Senior Agent, Senior Lenders, General Electric Capital Corporation, a Delaware corporation, Heller and Midwest.

         "SEC" shall mean the Securities and Exchange Commission or any successor Governmental Authority.

         "Seller Debt Exchange" shall mean the exchange by the holders of Existing Seller Notes of all liabilities and obligations owed to them by the Company pursuant to the Seller Notes and all documents related thereto for an aggregate 32,002 shares of Series A Preferred Stock.

         "Senior Agent" shall mean Bank of America, N.A., a national banking association formerly known as NationsBank of Texas, N.A. (together with any duly appointed successor) for the Senior Lenders.

         "Senior Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of even date herewith, by and among the Company, the Senior Agent and the Senior Lenders, as the same may hereafter be amended, restated, supplemented or otherwise modified and in effect from time to time as permitted herein and in the Subordination Agreement.

         "Senior Credit Documents" shall mean the Senior Credit Agreement and the "Loan Documents" (as defined in the Senior Credit Agreement) in each instance as in effect on the date hereof and as the same may be amended, modified or supplemented from time to time as permitted herein.

         "Senior Indebtedness" shall mean "Senior Debt" as such term is defined in the Subordination Agreement.

         "Senior Funded Debt" shall mean, at any date and with respect to the Company and its Subsidiaries, all Debt for borrowed money (excluding the Indebtedness and other Debt expressly subordinated to the Indebtedness in form and substance satisfactory to the Holders), any capital lease obligations and any guaranty with respect to Senior Funded Debt of another Person.

         "Senior Lenders" shall mean each Person that is or shall become a lender under the Senior Credit Agreement for so long as such Person shall be a party to that Agreement.

         "Series A Preferred Stock" shall mean the Series A-1 Convertible Preferred Stock, $.001 par value per share, of the Company.

         "Special Entity" shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which the Company or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g. a sole general partner controls a limited partnership).

         "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated as of even date herewith, by and among the Company and the stockholders party thereto.

         "Subordinated Note and Warrant Documents" shall mean this Agreement, the Notes, the Warrants, the Stockholders Agreement, the Registration Rights Agreement and any other stockholder, registration or intercreditor agreement between or among the holders of such stock, notes, warrants, debentures or other instruments.

         "Subordination Agreement" shall mean that certain Subordination and Intercreditor Agreement of even date herewith among the Company, Holders, Subsidiaries and the Senior Agent, as such Agreement may be amended from time to time as provided therein.

         "Subsidiary" shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one (1) or more of its Subsidiaries or by the Company and one (1) or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Company.

         "Taxes" shall have the meaning assigned such term in Section 4.03(a).

         "Wholly-Owned Subsidiary" shall mean, as to the Company, any Subsidiary of which all of the outstanding shares of capital stock or other equity interests, on a fully-diluted basis, are owned by the Company or one or more of the Wholly-Owned Subsidiaries or by the Company and one or more of the Wholly-Owned Subsidiaries.

         Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Company referred to in Section 7.02 (except for changes concurred with by the Company's independent public accountants).

                                   ARTICLE II

                     PURCHASE AND SALE OF NOTES AND WARRANTS

         Section 2.01 Purchase and Sale of Notes and Warrants.

         (a) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to each of Heller, Midwest and Usdan, and each of Heller, Midwest and Usdan agrees that it will acquire from the Company, on the Closing Date, for the purchase price of $500,000, $500,000 and $700,000, respectively, the Company's fifteen percent (15%) senior subordinated convertible promissory notes in original principal amounts of $500,000, $500,000 and $700,000 each, respectively, in substantially the form attached hereto as Exhibit A (together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof, the "Notes"), which Notes shall initially be convertible into 913,417, 913,417 and 1,278,784 shares of Common Stock of the Company, respectively, constituting an aggregate of three and three tenths percent (3.30%) of the fully diluted Common Stock of the Company as of the date hereof. The holders of Notes will be entitled to the benefits of the Stockholders Agreement and the Registration Rights Agreement.

         (b) Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to each of Heller, Midwest and Usdan, and each of Heller, Midwest and Usdan agrees that it will acquire from the Company, on the Closing Date, for the purchase price of $0, $0 and $0, respectively, warrants of the Company representing the right to acquire 5,286,489, 5,286,489 and 7,401,084 shares of Common Stock of the Company each, respectively, constituting an aggregate of nineteen and four tenths of one percent (19.4%) of the fully diluted Common Stock of the Company as of the date hereof, in substantially the form attached hereto as Exhibit B (together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof, the "Warrants"). The holders of Warrants will be entitled to the benefits of the Stockholders Agreement and the Registration Rights Agreement.

         (c) The Company and each Holder acknowledge that the purchase prices set forth above for each of the Notes and Warrants represent their relative fair market values and agree to be bound by this allocation for all tax purposes pursuant to Treasury Regulation ss.1.1273-2(h).


                                  ARTICLE III

                       PAYMENTS OF PRINCIPAL AND INTEREST

         Section 3.01 Payment of Notes. The aggregate outstanding principal balance of the Notes and all accrued and unpaid interest thereon shall be payable on June 30, 2007.

         Section 3.02 Interest.

         (a) Interest Rates. Interest on the unpaid principal amount of the Notes for the period commencing on the Closing Date to, but excluding, the date such Notes shall be paid in full, shall accrue at the rate per annum equal to fifteen percent (15%), except as provided in Section 5.01.

         (b) Post-Default Rate. Interest at the applicable Post-Default Rate shall accrue on any principal of any Note, and (to the fullest extent permitted by law) on any other amount payable by the Company hereunder or under any Subordinated Note Document, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

         (c) Due Dates. Interest on the unpaid principal amount of the Notes at the rate of fifteen percent (15%) per annum from the Closing Date or the immediately preceding Quarterly Date, as applicable, shall be capitalized, be compounded and added to the then unpaid principal amount of the Notes as of each Quarterly Date. As used herein and in the other Subordinated Note and Warrant Documents, the phrase "unpaid principal amount of the Notes" and other similar phrases shall mean the original aggregate principal amount of $1,700,000, as reduced by payments of principal and increased by capitalized interest as provided herein.

         Section 3.03 Prepayments.

         (a) Voluntary Prepayments. The Company shall not be permitted to voluntarily prepay the Notes.

         (b) Mandatory Prepayments. Concurrently with the consummation of a Change in Control, Company shall pay the outstanding principal of the Notes (together with accrued interest and, if applicable, the prepayment fee described below).

         (c) Pro Rata Payments and Treatment; Notice to Holders.

                  (i) All interest payments and payments of principal shall be made and applied pro rata on all outstanding Notes in accordance with the respective unpaid principal amounts thereof.

                  (ii) If any Holder (a "Benefited Holder") shall at any time receive any payment under such Benefited Holder's Note or Notes, (whether from the Company, any of its Subsidiaries, affiliates or otherwise and whether by set-off, exercise of subrogation rights or otherwise) in a greater proportion than its ratable share as set forth in clause (i) above, then such Benefited Holder shall deliver such excess payment ratably to the other Holders and thereafter shall be deemed to have purchased for cash from such other Holders such participations in the other Holders' Notes as shall be necessary to cause the Benefited Holder to share the excess ratably with the other Holders; provided, however, if all or any portion of such excess payment is thereafter recovered from the Benefited Holder, such purchase shall be rescinded, and the excess payment shall be returned to the Benefited Holder to the extent of such recovery, but without interest. The Company agrees that each Holder so purchasing a participation in another Holder's Note may exercise all rights of payment (including, without limitation, rights of set-off, and subrogation) with respect to such participation so purchased as if such Holder was the direct creditor of the Company in the amount of such participation.

                  (iii) Each Holder agrees to give prior notice as soon as reasonably practicable of its intention to: (A) receive a Mandatory Prepayment or (B) issue a notice accelerating its Note under Section 10.2(a).


                                   ARTICLE IV

                          PAYMENTS; COMPUTATIONS; ETC.

         Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, to each Holder at such account as such Holder shall specify by notice to the Company from time to time, not later than 11:00 a.m. Chicago time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         Section 4.02 Computations. Interest shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.

         Section 4.03      Taxes.

         (a) Payments Free and Clear. Any and all payments by the Company hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Holder, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which such Holder is a citizen or resident, (ii) the jurisdiction (or any political subdivision thereof) in which such Holder is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Holder is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Holder
(i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.03) such Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law and provide such Holder with a receipt thereof.

         (b) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any assignment of the Notes, the Warrants, Common Stock issued upon conversion of all or any portion of the Notes or exercise of all or any portion of the Warrants (hereinafter referred to as "Other Taxes").

         (c) INDEMNIFICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY WILL INDEMNIFY EACH HOLDER FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 4.03) PAID BY SUCH HOLDER AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED UNLESS THE PAYMENT OF SUCH TAXES WAS NOT CORRECTLY OR LEGALLY ASSERTED AND SUCH HOLDER'S PAYMENT OF SUCH TAXES OR OTHER TAXES WAS THE RESULT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ANY PAYMENT PURSUANT TO SUCH INDEMNIFICATION SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE DATE A HOLDER MAKES WRITTEN DEMAND THEREFOR. IF A HOLDER RECEIVES A REFUND OR CREDIT IN RESPECT OF ANY TAXES OR OTHER TAXES FOR WHICH SUCH HOLDER HAS RECEIVED PAYMENT FROM THE COMPANY IT SHALL PROMPTLY NOTIFY THE COMPANY OF SUCH REFUND OR CREDIT AND SHALL, IF NO DEFAULT HAS OCCURRED AND IS CONTINUING, WITHIN THIRTY (30) DAYS AFTER RECEIPT OF A REQUEST BY THE COMPANY (OR PROMPTLY UPON RECEIPT, IF THE COMPANY HAS REQUESTED APPLICATION FOR SUCH REFUND OR CREDIT PURSUANT HERETO), PAY AN AMOUNT EQUAL TO SUCH REFUND OR CREDIT TO THE COMPANY WITHOUT INTEREST (BUT WITH ANY INTEREST SO REFUNDED OR CREDITED), PROVIDED THAT THE COMPANY, UPON THE REQUEST OF A HOLDER, AGREES TO RETURN SUCH REFUND OR CREDIT (PLUS PENALTIES, INTEREST OR OTHER CHARGES) TO SUCH HOLDER IN THE EVENT SUCH HOLDER IS REQUIRED TO REPAY SUCH REFUND OR CREDIT.

                                   ARTICLE V

                                CAPITAL ADEQUACY

         Section 5.01 Capital Adequacy.

         (a) Capital Adequacy. The Company shall pay directly to each affected Holder from time to time on request such amounts as such Holder may reasonably determine to be necessary to compensate itself or its parent or holding company for any costs which it determines are attributable to the maintenance by such Holder or its parent or holding company, pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of the Notes, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Holder or its parent or holding company to a level below that which such Holder or its parent or holding company could have achieved but for such Governmental Requirement. Each affected Holder will notify the Company that it is entitled to compensation pursuant to this Section 5.01(a) as promptly as practicable after it determines to request such compensation.

         (b) Compensation Procedure. Upon notifying the Company of the incurrence of additional costs under this Section 5.01, the affected Holder shall in such notice to the Company set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by such Holder for purposes of this Section 5.01 of the amounts required to compensate such Holder under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section
5.01 shall be paid by the Company within thirty (30) days of the receipt by the Company of the notice described in this Section 5.01(b).


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         Section 6.01 Conditions to Purchase.

         The obligation of Holders to purchase the Notes and Warrants is subject to the receipt by Holders of all of the following documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be reasonably satisfactory to Holders in form and substance:

         (a) A certificate of the Secretary or an Assistant Secretary of the Company setting forth (i) resolutions of its board of directors with respect to the authorization of the Company to execute and deliver the Subordinated Note and Warrant Documents and the Restructuring

Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Company (y) who are authorized to sign the Subordinated Note and Warrant Documents and the Restructuring Documents to which Company is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Company, certified as being true and complete. Holders may conclusively rely on such certificate until it receives notice in writing from the Company to the contrary.

         (b) A certificate of the Secretary or an Assistant Secretary of each Subsidiary setting forth (i) resolutions of its board of directors with respect to the authorization of such Subsidiary to execute and deliver the Subordinated Note and Warrant Documents and the Restructuring Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Subsidiary (y) who are authorized to sign the Subordinated Note and Warrant Documents and the Restructuring Documents to which such Subsidiary is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of such Subsidiary, certified as being true and complete. Holders may conclusively rely on such certificate until they receive notice in writing from such Subsidiary to the contrary.

         (c) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Company and its Subsidiaries.

         (d) A compliance certificate which shall be substantially in the form of Exhibit C hereto, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

         (e) The Notes and the Warrants, duly completed, executed and delivered to each Holder, as applicable.

         (f) Opinions of Haynes and Boone, LLP, counsel to the Company and Subsidiaries, in form and substance satisfactory to Holders, as to such matters incident to the transactions herein contemplated as Holders may reasonably request.

         (g) A certificate of insurance coverage of the Company evidencing that the Company is carrying insurance in accordance with Section 7.19.

         (h) Unaudited pro forma projected consolidated balance sheet of the Company and its Consolidated Subsidiaries at the Closing Date (which pro forma shall be based on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2002).

         (i) Certified copies of the Senior Credit Documents, the promissory notes evidencing the Debt described on Schedule 9.01 and the Subordination Agreement.

         (j) Stockholders Agreement, Investors Agreement and Registration Rights Agreement duly completed, executed and delivered to Holders.

         (k) payment of all legal fees and other reasonable expenses incurred by Heller and Midwest incurred in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

         (l) consummation of the Restructuring Transactions on terms and conditions and pursuant to the Restructuring Documents acceptable in form and substance to the Holders.

         (m) termination of the Prior Subordination Agreement, the Prior Registration Rights Agreement and the Prior Stockholders Agreement.

         (n) with respect to Midwest, duly executed and completed (i) SBA Form 480 (Size Status Declaration) and SBA Form 652 (Assurance of Compliance), (ii) SBA Form 1031 (Portfolio Finance Report), Part A and B, and (iii) letter regarding SBA matters in form and substance acceptable to Midwest.

         (o) such other documents as Holders or special counsel to Holders may reasonably request.


                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to each Holder:

         Section 7.01 Corporate Existence. Each of the Company and each
Subsidiary: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         Section 7.02 Financial Condition. The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2001 and the related consolidated statement of income, stockholders' equity and cash flow of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Pricewaterhouse Coopers L.L.P. heretofore furnished to Holders and the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at May 31, 2002 and their related consolidated statements of income, stockholders' equity and cash flow of the Company and its Consolidated Subsidiaries for the five (5) month period ended on such date heretofore furnished to Holders, are complete and correct and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year and the five (5) month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments). Neither the Company nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in
Schedule 7.02. Since December 31, 2001, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements, neither the business nor the Properties of the Company or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. The unaudited pro forma projected consolidated balance sheet of the Company and its Consolidated Subsidiaries at the Closing Date (which proforma shall be based on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2002, adjusted to reflect the transactions contemplated herein), and the unaudited pro forma projected consolidated statement of income of the Company and its Consolidated Subsidiaries as of the Closing Date, heretofore furnished to Holders, represent Company's best estimate of the pro forma projected consolidated financial condition of the Company and its Consolidated Subsidiaries as at the Closing Date after giving effect to the transactions contemplated herein provided projections as to future performance should not be construed as a guarantee of future performance.

         Section 7.03 Litigation. Except as set forth on Schedule 7.03, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Company threatened against or affecting the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

         Section 7.04 No Breach. Neither the execution and delivery of the Subordinated Note and Warrant Documents or the Restructuring Documents, nor compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of the Company or any Subsidiary, or any Governmental Requirement or any material agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any Subsidiary pursuant to the terms of any such material agreement or instrument other than the Liens created by the Senior Credit Documents.

         Section 7.05 Authority. The Company and each Subsidiary have all necessary corporate power and authority to execute, deliver and perform its respective obligations under the Subordinated Note and Warrant Documents and the Restructuring Documents to which it is a party. The execution, delivery and performance by the Company and each Subsidiary of the Subordinated Note and Warrant Documents and the Restructuring Documents to which it is a party, have been duly authorized by all necessary corporate action on its part. The Subordinated Note and Warrant Documents and the Restructuring Documents constitute the legal, valid and binding obligations of the Company and each Subsidiary, enforceable in accordance with their terms.

         Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Company or any Subsidiary of the Subordinated Note and Warrant Documents or the Restructuring Documents to which it is a party or for the validity or enforceability thereof, other than the filing with the Secretary of State of Delaware of a certificate of amendment to the certificate of incorporation of the Company which either increases the number of authorized shares of the Common Stock of the Company or effects a reverse stock split (the "Authorized Share Amendment"), which will be filed when it is approved at the next meeting of the stockholders of the Company.

         Section 7.07 Use of Note and Warrant Proceeds. The proceeds of the sale of the Notes and Warrants hereunder shall be used to provide financing for (i) payment of costs and expenses payable to Senior Agent and the Senior Lenders pursuant to the Senior Credit Agreement and (ii) payment of other costs and expenses incurred by the Company incurred with respect to the Restructuring Transactions. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Notes will be used to buy or carry any margin stock.

         Section 7.08 ERISA.

         (a) The Company, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

         (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

         (c) No act, omission or transaction has occurred which could result in imposition on the Company, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

         (d) No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Company, any Subsidiary or any ERISA Affiliate has been or is expected by the Company, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

         (e) Full payment when due has been made of all amounts which the Company, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

         (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Company's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

         (g) None of the Company, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

         (h) None of the Company, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

         (i) None of the Company, any Subsidiary or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

         Section 7.09 Taxes. Each of the Company and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. No tax lien has been filed and, to the knowledge of the Company, no claim is being asserted with respect to any such tax, fee or other charge.

         Section 7.10 Titles, etc.

         (a) Each of the Company and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 9.02.

         (b) All leases and agreements necessary for the conduct of the business of the Company and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Company and its Subsidiaries.

         (c) The licenses, rights, Properties and other assets presently owned, leased or licensed by the Company and its Subsidiaries, include all rights, Properties and other assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

         (d) All of the assets and Properties of the Company and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

         Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to Holders by the Company or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Company and its Subsidiaries taken as a whole.

         Section 7.12 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         Section 7.13 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14, the Company has no Subsidiaries. In the event that a new Subsidiary is formed or acquired, Company will provide Holders with a new, updated Schedule 7.14.

         Section 7.15 Location of Business and Offices. The Company's principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on
Schedule 7.14.

         Section 7.16 Defaults. Neither the Company nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which default would have a Material Adverse Effect. No Default hereunder or under the Senior Credit Documents has occurred and is continuing.

         Section 7.17 Environmental Matters. Except as would not have a Material Adverse Effect, neither any Property of the Company nor any Subsidiary nor the operations conducted thereon violate any law, order or requirement of any court or Governmental Authority or any Environmental Laws.

         Section 7.18 Compliance with the Law. Neither the Company nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

         Section 7.19 Insurance. Schedule 7.19 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Company and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.19 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.19 identifies all material risks, if any, which the Company and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years. In the event that a new Subsidiary is formed or acquired, Company will provide Holders with a new, updated Schedule 7.19.

         Section 7.20 Restriction on Liens. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement (other than the Senior Credit Agreement and the Senior Credit Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties, except for Property subject to Liens permitted under
Section 9.02.

         Section 7.21 Material Agreements. Set forth on Schedule 7.21 hereto is a complete and correct list of all material credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt of the Company or any of its Subsidiaries in excess of $250,000, and all obligations of the Company or any of its Subsidiaries to issuers of surety or appeal bonds issued for account of the Company or any such Subsidiary in excess of $250,000, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. In the event that a new Subsidiary is formed or acquired, Company will provide each Holder with a new, updated Schedule 7.21.

         Section 7.22 Hedging Agreements. Schedule 7.22 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements of the Company, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

         Section 7.23 Capitalization. The authorized capital stock and other equity securities of each of the Company and each of its Subsidiaries is as set forth on Schedule 7.23. All issued and outstanding shares of capital stock and other equity securities of each of the Company and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Senior Agent, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. No shares of the capital stock of Company or any of its Subsidiaries, other than those described above, are issued and outstanding. Except as set forth on Schedule 7.23, all of the issued and outstanding capital stock and other equity securities of Subsidiaries of the Company are owned by the Company. Following the filing of the Authorized Share Amendment, the Common Stock issuable upon conversion of the Notes and the Common Stock issuable upon exercise of the Warrants will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

Except as provided in the Stockholders Agreement and as set forth on Schedule 7.23, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Company or any of its Subsidiaries, of any shares of capital stock or other securities of any such entity.

         Section 7.24 Restructuring Documents. Each of the representations and warranties of the Company and each of its Subsidiaries contained in each of the Restructuring Documents is true, correct and complete and is hereby incorporated herein by this reference thereto.


                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, so long as any of the Notes are outstanding and, with respect to Sections 8.01(a), 8.01(b), 8.01(c), 8.01(d) and 8.03, so long as any of the Warrants or Common Stock issued upon conversion of all or any portion of the Notes or exercise of all or any portion of the Warrants are outstanding and held by a Holder or an Affiliate thereof (including, for such purpose, partners of any Holder which is a partnership):

         Section 8.01 Reporting Requirements. The Company shall deliver, or shall cause to be delivered, to each Holder:

         (a) Annual Financial Statements. As soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Company, the audited consolidated and unaudited consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Holders which opinion shall state that said financial statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

         (b) Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each of the first three (3) fiscal quarterly periods of each fiscal year of the Company, consolidated and consolidating statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

         (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month, the Company-prepared consolidated and consolidating statements of income and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year end audit adjustments).

         (d) Accounts Receivable. As soon as available and in any event within thirty (30) days after the end of each calendar month, (i) a report in form reasonably satisfactory to the Holders reflecting the aging and collection of the receivables of the Company and its Subsidiaries and (ii) such other reports with respect to receivables as deemed reasonably necessary by the Holders.

         (e) Quarterly Regional Reports. As soon as available and in any event within forty five (45) days after the end of each of quarterly period of each fiscal year of the Company, statements of EBITDA for each Reporting Region for such period and for the period from the beginning of the fiscal year to the end of such period. Such statements shall be accompanied by a certificate of a Responsible Officer as to the good faith preparation of such report.

         (f) Monthly Regional Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month of each fiscal year of the Company, statements of EBITDA for each Reporting Region for such period and for the period from the beginning of the respective fiscal year to the end of such period. Such statements shall be accompanied by a certificate of a Responsible Officer as to the good faith preparation of such report.

         (g) Excess Cash Flow. As soon as available but no later than thirty
(30) days after April 30 of each year commencing April 30, 2003, a copy of the "Excess Cash Flow Certificate" (as such term is defined in the Senior Credit Agreement) of a Responsible Officer of the Company setting forth in reasonable detail the Company's calculation of "Excess Cash Flow" (as such term is defined in the Senior Credit Agreement) and for each month after April 30 of each year for which an "Annual Cash Flow Payment" (as such term is defined in the Senior Credit Agreement) remains unpaid and is outstanding, and, on the last day of each month thereafter until such Annual Cash Flow Payment is received by the Senior Agent in accordance with the terms of the Senior Credit Agreement, a "Cash Flow Differential Certificate" (as such term is defined in the Senior Credit Agreement) of a Responsible Officer of the Company setting forth in reasonable detail the Company's calculation of current "Cash on Hand" (as such term is defined in the Senior Credit Agreement) and the amount of the unpaid Annual Cash Flow Payment (as such term is defined in the Senior Credit Agreement) due for such month.

         (h) Cash Flow Forecast. Monthly, a rolling thirteen (13) week cash flow forecast.

         (i) Budget. As soon as available and in any event within thirty (30) days after the end of each fiscal year of the Company, a budget for the Company and its Consolidated Subsidiaries, as approved by the board of directors of the Company, for the following fiscal year setting forth in comparative form corresponding figures from the preceding fiscal year, in reasonable detail.

         (j) Notice of Default, Etc. Promptly after the Company knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Company proposes to take with respect thereto.

         (k) Other Accounting Reports. Promptly upon receipt thereof, (i) a copy of each other report or letter submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its Subsidiaries, (ii) a copy of any response by the Company or any Subsidiary of the Company, or the Board of Directors of the Company or any Subsidiary of the Company, to such letter or report and (iii) any reports which the Holders, Senior Agent or Senior Lenders may reasonably request.

         (l) SEC Filings, Etc. Promptly upon its becoming available (and no later than 10 Business Days after a filing by the Company), each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company with or received by the Company in connection therewith from any securities exchange or the SEC (including forms 10K, 10Q and 8K) or any successor agency.

         (m) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any material statement, report or notice furnished to or any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Holders pursuant to any other provision of this Section 8.01.

         (n) Annual Revenue Reports. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a report prepared by the Company for each dental center setting forth the revenues, expenses and contributions to profit of such dental center in form and substance acceptable to the Holders.

         (o) Quarterly Revenue Reports. As soon as available and in any event within forty five (45) days after each of the first three (3) fiscal quarterly periods of each fiscal year of the Company, a report by the Company for each dental center generally in the form previously provided by the Company and otherwise in form and substance reasonably acceptable to the Holders.

         (p) Plan Report. From time to time such other information regarding the business, affairs or financial condition of the Company or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Holders may reasonably request.

         (q) Capital Expenditures Budget. Promptly upon becoming available and in any event within thirty (30) days after the end of each fiscal year of the Company, a capital expenditure budget for the next (or present, as applicable) fiscal year setting forth all proposed Capital Expenditures to be incurred during such fiscal year.

         (r) Modifications of Management Services Agreements, etc. Promptly upon the execution thereof, executed copies of any modification or amendment of any "Management Services Agreement" or "Accounts Receivable Purchase Agreement" (as such terms are defined in the Senior Credit Agreement).

         (s) Further Certification. The Company shall furnish to each Holder, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C hereto executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine the Company's Total Funded Debt, Senior Funded Debt and EBITDA and whether the Company is in compliance with Sections 9.11, 9.14, 9.15 and 9.16 as of the end of the respective fiscal quarter or fiscal year.

         Section 8.02 Litigation. The Company shall promptly give to each Holder notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Company or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Company or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Company will, and will cause each of its Subsidiaries to, promptly notify each Holder of any claim, judgment, Lien or other encumbrance affecting any Property of the Company or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $250,000.

         Section 8.03 Maintenance, Etc.

         (a) Generally. The Company shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements, individually or in the aggregate, will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of each Holder, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Holder; and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

         (b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Company will furnish or cause to be furnished to each Holder a certificate of insurance coverage from the insurer in form and substance satisfactory to Holders and, if requested, will furnish Holders copies of the applicable policies.

         (c) Operation of Properties. The Company will and will cause each Subsidiary to operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

         Section 8.04 Environmental Matters.

         (a) Establishment of Procedures. The Company will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that (i) all Property of the Company and its Subsidiaries and the operations conducted thereon and other activities of the Company and its Subsidiaries are, in all material respects, in compliance with and do not violate the requirements of any Environmental Laws, and (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws.

         (b) Notice of Action. The Company will promptly notify each Holder in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Company has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

         Section 8.05 Further Assurances. The Company will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement. The Company at its expense will and will cause each Subsidiary to promptly execute and deliver to each Holder upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Company or any Subsidiary, as the case may be, in any of the Subordinated Note and Warrant Documents, or to correct any omissions in any of the Subordinated Note and Warrant Documents, or to state more fully the security obligations set out herein or in any of the other Subordinated Note and Warrant Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

         Section 8.06 Performance of Obligations. The Company will pay the Notes according to the reading, tenor and effect thereof; and the Company will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under this Agreement, at the time or times and in the manner specified.

         Section 8.07 ERISA Information and Compliance. The Company will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to each Holder (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Company, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Company will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

         Section 8.08 Authorized Share Amendment; Issuance. The Company will place on the agenda for its next annual meeting of stockholders, which will take place on or before the 75th day following the Closing Date (the "Annual Meeting"), proposals (the "Proposals") to: (a) approve the Authorized Share Amendment, which shall be sufficient for the Company to issue duly authorized shares of Common Stock to each Person holding securities of the Company that are convertible into or exercisable for shares of Common Stock upon such conversion or exercise, including without limitation the Notes and Warrants, (b) amend its certificate of incorporation to delete Article IX thereof, which prohibits the taking of any action requiring a vote of the stockholders of the Company by written consent in lieu of a meeting of the stockholders, and (c) delete Section
2.14 of the Company's Bylaws. At the Annual Meeting, the Company will recommend to its stockholders that they vote in favor of, and to solicit proxies for the purpose of voting in favor of, the Proposals. Upon approval of the Proposals, the Company will authorize and reserve a sufficient number of shares of Common Stock with respect to the conversion of the Notes and the exercise of the Warrants.

         Section 8.09 Corresponding Amendment. Company agrees that, in the event any change or amendment is made to the Senior Credit Documents in consideration of a waiver of an actual or contemplated default or event of default thereunder, a corresponding change or amendment shall automatically and simultaneously be deemed to have been made to this Agreement without further action; provided Company agrees to execute such documents as any Holder may reasonably request to further memorialize such change or amendments.


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         The Company covenants and agrees that, so long as any of the Notes are outstanding, the Company shall perform and comply with, and shall cause each of its Subsidiaries to perform and comply with, all covenants in this Article IX applicable to such Person; provided, however, Section 9.18, the proviso to
Section 9.23 and Section 9.25 shall survive repayment of the Notes and the Company shall perform and comply with such proviso so long as any of the Holders hold a Warrant or Common Stock issued upon conversion of all or any part of any Note or exercise of all or any part of any Warrant:

         Section 9.01 Debt. Neither the Company nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

                  (a) the Notes, the Indebtedness or any guaranty of or suretyship arrangement for the Notes or the Indebtedness;

                  (b) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefor;

                  (c) Debt under capital leases (as required to be reported on the financial statements of the Company pursuant to GAAP) and purchase money Debt incurred after the Closing Date, in a combined amount not to exceed $500,000 per year or $2,000,000 in the aggregate outstanding at any one time;

                  (d) Debt of the Company under Hedging Agreements with a Senior Lender or otherwise approved by Holders;

                  (e) Debt in existence on the date hereof and described on
         Schedule 9.01; and

                  (f) Senior Indebtedness.

         Section 9.02 Liens. Neither the Company nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

                  (a) Liens securing the payment of any Senior Indebtedness;

                  (b) Excepted Liens;

                  (c) Liens disclosed on Schedule 9.02.

                  (d) Liens securing capital leases and purchase money Debt allowed under Section 9.01(c), but only on the Property leased with such capital leases or financed with such purchase money Debt.

                  (e) Liens originally created to secure purchase money Debt permitted under Section 9.01(e), which in each case shall not exceed one hundred percent (100%) of the lesser of the total purchase price and the fair market value of the Property acquired as determined at the time of acquisition; provided, that, (i) the Property to be purchased with the proceeds of such Debt shall be purchased not more than sixty
         (60) days prior to the date of the creation of such Lien and (ii) such Lien encumbers only the Property so acquired.

         Section 9.03 Investments, Loans and Advances. Neither the Company nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

                  (a) investments, loans or advances reflected in the Financial Statements or which are disclosed in Schedule 9.03;

                  (b) accounts receivable arising in the ordinary course of business;

                  (c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

                  (d) commercial paper maturing within one (1) year from the date of creation thereof rated in the highest grade by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                  (e) deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Senior Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Senior Lender's or bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively; or

                  (f) deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e).

         Section 9.04 Dividends, Distributions and Redemptions. The Company will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock, or options or warrants to acquire such stock, now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders, other than pursuant to cashless exercise provisions of such securities; provided, however, as long as no Defaults or Events of Default have occurred and are continuing and in the event no Default or Event of Default would arise therefrom, the Company may redeem for cash any equity securities required to be repurchased by the Company upon the termination of employment of Usdan in accordance with the terms of that certain Employment Agreement dated as of even date herewith by and between the Company and Usdan.

         Section 9.05 Sales and Leasebacks. Neither the Company nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Company or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Company or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred; provided, however, so long as the Senior Credit Agreement is in effect, this provision shall not prohibit any such transaction to the extent approved by the Majority Lenders and provided no Default or

Event of Default exists.

         Section 9.06 Nature of Business. Neither the Company nor any Subsidiary will allow any material change to be made in the character of its business.

         Section 9.07 Mergers, Etc. Neither the Company nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, another Subsidiary, except that any Subsidiary may merge into the Company or into any Wholly-Owned Subsidiary.

         Section 9.08 Proceeds of Notes. The Company will not permit the proceeds of the Notes to be used for any purpose other than those permitted by
Section 7.07. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause any of the Subordinated Note and Warrant Documents or the Restructuring Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

         Section 9.09 ERISA Compliance. The Company will not at any time:

         (a) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Company, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

         (b) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any material liability to the Company, any Subsidiary or any ERISA Affiliate to the PBGC;

         (c) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Company, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

         (d) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of
Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

         (e) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Company, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA;

         (f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

         (g) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Company, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

         (h) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

         (i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

         (j) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Company, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

         Section 9.10 Sale or Discount of Receivables. Neither the Company nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable; provided, however, so long as the Senior Credit Agreement is in effect, this provision shall not prohibit any such transaction to the extent approved by the Majority Lenders and provided no Default or Event of Default exists.

         Section 9.11 Minimum EBITDA. The Company will not permit its EBITDA as of the end of any fiscal quarter, calculated on a rolling four (4) quarter basis (except for the quarter ending September 30, 2002, which shall be calculated on the basis of the three (3) prior fiscal quarters ending on such date), to be less than the amount for the relevant periods set forth below.

             Fiscal Quarter Ending           Minimum EBITDA

             September 30, 2002              $3,870,000
             December 31, 2002               $5,310,000

             March 31, 2003                  $5,940,000
             June 30, 2003                   $6,210,000
             September 30, 2003              $6,480,000
             December 31, 2003               $6,750,000

             March 31, 2004                  $7,110,000
             June 30, 2004                   $7,380,000
             September 30, 2004              $7,470,000
             December 31, 2004               $7,650,000

             March 31, 2005                  $7,920,000
             June 30, 2005 and each fiscal   $8,100,000
             quarter ending thereafter

         Section 9.12 Reserved.

         Section 9.13 Reserved.

         Section 9.14 Debt Service Coverage Ratio. The Company will not permit its Debt Service Coverage Ratio as of the end of any fiscal quarter, calculated on a rolling four (4) quarter basis (except for the quarter ending September 30, 2002, which shall be calculated on the basis of the three (3) prior fiscal quarters ending on such date), to be less than the ratio for the relevant periods set forth below.

                Fiscal Quarter Ending           Ratio

                September 30, 2002              0.90
                December 31, 2002               0.95

                March 31, 2003                  0.95
                June 30, 2003                   0.90
                September 30, 2003              0.90
                December 31, 2003               0.81

                March 31, 2004                  0.81
                June 30, 2004                   0.81
                September 30, 2004              0.72

                December 31, 2004               0.72

                March 31, 2005                  0.68
                June 30, 2005                   0.81
                September 30, 2005 and each     0.90
                fiscal quarter ending
                thereafter

For purposes of this Section 9.14, "Debt Service Coverage Ratio" shall mean the ratio for the relevant period of (i) EBITDA less taxes payable in cash less any unfinanced Capital Expenditures to (ii) cash interest plus principal payments scheduled during the period.

         Section 9.15 Reserved.

         Section 9.16 Capital Expenditures. The Company will not make any Capital Expenditures if, after giving effect thereto, the aggregate of all such expenditures would, in the case of the twelve (12) month periods ending on the last day of any fiscal quarter, exceed $2,500,000.

         Section 9.17 Environmental Matters. Neither the Company nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

         Section 9.18 Transactions with Affiliates. Neither the Company nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         Section 9.19 Subsidiaries. The Company shall not and shall not permit any Subsidiary to sell or to issue any stock of a Subsidiary or any interest in a Special Entity. The Company shall not permit any Subsidiary to issue any stock except to the Company or any other Subsidiary.

         Section 9.20 Negative Pledge Agreements. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Senior Credit Documents and the Subordinated Note and Warrant Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary from paying dividends to the Company, or which requires the consent of or notice to other Persons in connection therewith.

         Section 9.21 Other Agreements. The Company will not and will not permit any of its Subsidiaries directly or indirectly to change or amend the terms of any of the Senior Credit Documents if the effect of such amendment is in violation of the terms of the Subordination Agreement.

         Section 9.22 Amendment of Castle West LLC Agreement. Neither the Company nor any Subsidiary shall make or permit any material amendment or modification of the Limited Liability Company Agreement of Castle Dental Centers of California, L.L.C., a Delaware limited liability company, without the prior written consent of Holders.

         Section 9.23 Restriction on Fundamental Changes. The Company will not and will not permit any of its Subsidiaries directly or indirectly to amend, modify or waive any term or provision of its organizational documents, including without limitation its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or members' agreement; provided, however, after repayment in full of the Notes, the Company shall not amend, modify or waive any term or provision of its organizational documents pertaining to Common Stock, or the rights of any holder thereof, as in effect on the Closing Date, in a manner which is adverse to any Holder that holds a Warrant or Common Stock issued upon conversion of any Note or exercise of any Warrant.

         Section 9.24 Disposal of Assets or Subsidiary Stock. The Company will not and will not permit any of its Subsidiaries directly or indirectly to convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one (1) transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (b) asset dispositions if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any fiscal year of the Company does not exceed $1,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; and (iii) no Default or Event of Default then exists or shall result from such asset disposition.

         Section 9.25 Non-Disclosure. The Company will not and will not permit any of its Affiliates to, in the future, issue any press release or other public disclosure using the name of Heller, Midwest or any of their respective Affiliates or referring to this Agreement or referring to the other Subordinated Note and Warrant Documents without at least two (2) Business Days prior written notice to Heller or Midwest, as applicable, and without the prior written consent of Heller or Midwest, as applicable, unless (and only to the extent that) the Company or such affiliate of the Company is required to so disclose under law and then, in any event, the Company or such Affiliate will consult with Heller or Midwest, as applicable, before issuing such press release or other public disclosure. The Company consents to the publication by Heller and/or Midwest of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, the other Subordinated Note and Warrant Documents and/or the Restructuring Documents.

                                   ARTICLE X

                           EVENTS OF DEFAULT; REMEDIES

         Section 10.01 Events of Default. One (1) or more of the following events shall constitute an "Event of Default":

         (a) the Company shall default in the payment or prepayment when due of any principal of any Note, or any fees or other amount payable by it hereunder; provided, however, if such default is a default in the payment of fees, such default shall continue unremedied for a period of thirty (30) days; or

         (b) the Company or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt (other than Senior
Debt) aggregating $250,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or an agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

         (c) any representation, warranty or certification made or deemed made herein or in any of the other Subordinated Note and Warrant Documents or any of the Restructuring Documents by the Company or any Subsidiary, or any certificate furnished to any Holder pursuant to the provisions hereof or the other Subordinated Note and Warrant Documents or of the Restructuring Documents, shall prove to have been materially false or misleading as of the time made or furnished in any material respect; or

         (d) (i) the Company shall default in the performance of any of its obligations under Article IX, any other Article of this Agreement other than under Article VIII or Section 8.08 (other than the payment of amounts due, which shall be governed by Section 10.01(a)); or (ii) the Company shall default in the performance of any of its obligations under Article VIII (other than Section
8.08 ) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) notice thereof to the Company by any Holder or (y) the Company otherwise becoming aware of such default; or

         (e) the Company shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (f) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

         (g) a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company of all or any substantial part of its assets, or (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; or (iv) an order for relief against the Company shall be entered in an involuntary case under the Federal Bankruptcy Code; or

         (h) a judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by a court against the Company or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be (i) fully covered by insurance owned or held by the Company or such Subsidiary, as applicable, under a policy or policies which are in full force and effect, or
(ii) procured, within thirty (30) days from the date of entry thereof and the Company or such Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (i) the Company discontinues its usual business; or

         (j) any Subsidiary takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f), (g) or (h) hereof; or

         (k) a Change of Control occurs; or

         (l) the Company or any of its Subsidiaries shall default in their performance of any obligations in any documents executed or delivered in connection with the Restructuring Transactions and any applicable cure period provided for in such document has passed; or

         (m) the Company shall default in the payment or performance of any obligations in the Senior Credit Documents after any applicable cure period provided for in such document and as a result any Senior Lender causes the Senior Indebtedness to be accelerated or the Company shall default in the repayment of such Senior Indebtedness at final maturity.

         Section 10.02 Remedies.

         (a) In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01 or in clauses (j) to the extent it relates to clauses (e), (f) or (g), each Holder may, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Notes held by it and all other amounts payable to it by the Company hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company.

         (b) In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01 or in clauses (k) and (l) to the extent they relate to clauses (e), (f) or (g), the principal amount then outstanding of, and the accrued interest on, the Notes and all other amounts payable by the Company hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Company.

         (c) All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement; second to accrued interest on the Notes; third to fees; fourth pro rata to principal outstanding on the Notes and other Indebtedness; and any excess shall be paid to the Company or as otherwise required by any Governmental Requirement.

         (d) Upon the occurrence and during the continuance of any one (1) or more Events of Default, any Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreements, the Notes, the other Subordinated Note and Warrant Documents or the Restructuring Documents or in aid of the exercise of any power granted in this Agreement or the Notes, or may proceed to enforce the payment of the Notes, or to enforce any other of its legal or equitable rights.


                                   ARTICLE XI

                      HOLDER REPRESENTATIONS AND WARRANTIES

         Section 11.01 Accredited Investor. Each Holder represents, as to itself, that it is an

"accredited investor" within the meaning of Regulation D promulgated under the Securities Act.


                                  ARTICLE XII

                                  MISCELLANEOUS

         Section 12.01 Waiver. No failure on the part of a Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Subordinated Note and Warrant Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Subordinated Note and Warrant Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         Section 12.02 Notices. All notices and other communications provided for herein and in the other Subordinated Note and Warrant Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Subordinated Note and Warrant Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or in the Subordinated Note and Warrant Documents; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Subordinated Note and Warrant Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

         Section 12.03 Payment of Expenses, Indemnities, etc.

         (a) The Company agrees:

                  (i) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of Holders in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of a Holder with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Subordinated Note and Warrant Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of Holders, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for Holders and, in the case of enforcement (including, without limitation, bankruptcy and workout matters), the reasonable fees and disbursements of counsel for Holders; and promptly reimburse a Holder for all amounts expended, advanced or incurred by such Holder to satisfy any obligation of the Company under this Agreement;

                  (ii) TO INDEMNIFY EACH HOLDER AND EACH OF ITS AFFILIATES AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS ("INDEMNIFIED PARTIES") FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE COMPANY OF THE PROCEEDS OF ANY OF THE NOTES, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE SUBORDINATED NOTE AND WARRANT DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES, (IV) THE FAILURE OF THE COMPANY OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE COMPANY OR ANY SUBSIDIARY SET FORTH IN ANY OF THE SUBORDINATED NOTE AND WARRANT DOCUMENTS OR (VI) ANY OTHER ASPECT OF THE SUBORDINATED NOTE AND WARRANT DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY; AND

                  (iii) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY THE COMPANY OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE COMPANY OR ANY SUBSIDIARY,
         (III) DUE TO PAST OWNERSHIP BY THE COMPANY OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH

         LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE COMPANY OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE SUBORDINATED NOTE AND WARRANT DOCUMENTS.

         (b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld.

         (c) In the case of any indemnification hereunder, the Indemnified Party shall give notice to the Company of any such claim or demand being made against the Indemnified Party and the Company shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Company provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Company and such Indemnified Party.

         (d) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

         (e) The Company's obligations under this Section 12.03 shall survive any termination of this Agreement, conversion and payment of the Notes and shall continue thereafter in full force and effect.

         (f) The Company shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Company of notice of the amount due.

         Section 12.04 Amendments, Etc. Any provision of this Agreement may be amended, modified or waived with the prior written consent of the Company and the holders of fifty one percent (51%) of the then-outstanding principal balance of the Notes; provided, however, that no amendment, modification or waiver can be effected if, by its terms, such amendment, modification or waiver adversely affects one (1) Holder without having the same adverse effect on all other Holders without the prior written consent of the adversely affected Holder.

         Section 12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 12.06 Assignments.

         (a) The Company may not assign its rights or obligations hereunder or under the Notes or the Warrants without the prior consent of Holders.

         (b) Subject to applicable securities laws and to the terms and conditions of the Stockholders Agreement, Holders (and its permitted assigns) may assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement and the other Subordinated Note and Warrant Documents to any Person, and any such assignee may further assign such rights and obligations to any Person. Any such assignment will become effective upon the execution and delivery to the assigning Holder of the assignment. Upon the assigning Holder's request, the Company, will, at its own expense, execute and deliver new Notes and Warrants, as applicable, to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 12.06(b), all references to "Holders" or a "Holder" in this Agreement, the Notes, the Warrants and the other Subordinated Note and Warrant Documents shall mean and include each such assignee, each such assignee shall be deemed a party to this Agreement and bound by all the agreements and covenants of Holders (other than the covenant to purchase a Note or a Warrant) contained herein and all actions which are to be taken, and all consents or waivers to be granted or consents, amendments, waivers and other writings required to be signed by Holders or a party (other than the Company) to this Agreement thereafter shall be, in each case, effective only if taken or executed or delivered by Holders and all such assignees.

         (c) A Holder may furnish any information concerning the Company in its possession from time to time to assignees (including prospective assignees); provided that, such Persons agree to be bound by the provisions of Section 12.15.

         (d) Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of a Holder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Company to file a registration statement with the SEC or to qualify the Notes under the "Blue Sky" laws of any state.

         Section 12.07 Invalidity. In the event that any one (1) or more of the provisions contained in any of the Subordinated Note and Warrant Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes or this Agreement.

         Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one (1) and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 12.09 References. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

         Section 12.10 Survival. The obligations of the parties, other than under, but subject to the introductory statement to, Article VIII and Article IX, shall survive the repayment and conversion of the Notes. To the extent that any payments on the Indebtedness are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and Holders' rights, powers and remedies under this Agreement shall continue in full force and effect.

         Section 12.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         Section 12.12 NO ORAL AGREEMENTS. THE SUBORDINATED NOTE AND WARRANT DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE SUBORDINATED NOTE AND WARRANT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Section 12.13 GOVERNING LAW; SUBMISSION TO JURISDICTION.

         (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

         (b) SUBJECT TO SECTION 12.17, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE SUBORDINATED NOTE AND WARRANT DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND EACH HOLDER HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT

LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         (c) NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         (d) THE COMPANY AND EACH HOLDER HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.13.

         Section 12.14 Interest. It is the intention of the parties hereto that Holders shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to Holders under laws applicable to it (including the laws of the United States of America and the State of Illinois or any other jurisdiction whose laws may be mandatorily applicable to Holders notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Subordinated Note and Warrant Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Holders that is contracted for, taken, reserved, charged or received by Holders under any of the Subordinated Note and Warrant Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by Holders on the principal amount of the Indebtedness (or, to the extent that the principal amount of the

Indebtedness shall have been or would thereby be paid in full, refunded by Holders to the Company); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Holders may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Holders as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Holders on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by Holders to the Company). All sums paid or agreed to be paid to Holders for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Holders, be amortized, prorated, allocated and spread throughout the full term of the Notes until payment in full so that the rate or amount of interest on account of any Notes hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to Holders on any date shall be computed at the Highest Lawful Rate applicable to Holders pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Holders would be less than the amount of interest payable to Holders computed at the Highest Lawful Rate applicable to Holders, then the amount of interest payable to Holders in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Holders until the total amount of interest payable to Holders shall equal the total amount of interest which would have been payable to Holders if the total amount of interest had been computed without giving effect to this Section 12.14.

         Section 12.15 Confidentiality. In the event that the Company provides to a Holder written confidential information belonging to the Company, if the Company shall denominate such information in writing as "confidential", such Holder shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without a Holder breaching its obligation of confidence to the Company, (iii) are previously known by a Holder from some source other than the Company, (iv) are hereafter developed by a Holder without using the Company's information, (v) are hereafter obtained by or available to a Holder from a third party who owes no obligation of confidence to the Company with respect to such information or through any other means other than through disclosure by the Company, (vi) are disclosed with the Company's consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of a Holder, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, a Holder may disclose any such information to any independent consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee (including prospective assignees) in the Notes; provided, however, that such Holder shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon such Holder hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Company requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Company waives any and all other rights it may have to confidentiality as against a Holder arising by contract, agreement, statute or law except as expressly stated in this Section 12.15.

         Section 12.16 Effectiveness. This Agreement shall be effective on the Closing Date.

         Section 12.17 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

         Section 12.18 Subordination. Each of the Company, the Subsidiaries and Holders, by their acceptance of this Agreement, agree that all of the Indebtedness, all payments in respect thereof (prior to the payment in full of the Senior Indebtedness) and any renewals, refinancings or extensions thereof shall be subordinate and junior in right to all Senior Indebtedness as set forth and subject to the terms of the Subordination Agreement.

                 - Remainder of Page Intentionally Left Blank -
                            [Signature Page Follows]

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             COMPANY:

                                             CASTLE DENTAL CENTERS, INC., a
                                             Delaware corporation


                                             By:      __________________________
                                             Name:    __________________________
                                              Title:  __________________________

                                             Address for Notices:

                                             3701 Kirby Drive
                                             Suite 550
                                             Houston, Texas  77098
                                             Telecopier No.:   713.490.8420
                                             Telephone No.:    713.490.8400
                                             Attention:        James Usdan






                                             Note and Warrant Purchase Agreement

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             HELLER:

                                             HELLER FINANCIAL, INC., a Delaware
                                             corporation


                                             By:      __________________________
                                             Name:    __________________________
                                              Title:  __________________________

                                             Address for Notices:

                                             HELLER FINANCIAL, INC.
                                             c/o Heller Healthcare Financial
                                                 Services
                                             500 West Monroe Street
                                             Chicago, Illinois  60661
                                             ATTN:  Michael Sznajder
                                             Telecopy: 312.441.7598

                                             With a copy to:

                                             HELLER FINANCIAL, INC.
                                             c/o Heller Healthcare Financial
                                                 Services
                                             2 Wisconsin Circle, 4th Floor
                                             Chevy Chase, Maryland 20815
                                             ATTN:  Katherine R. Lofft, Esq.
                                             Telecopy:  301.664.9866




                                             Note and Warrant Purchase Agreement

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            MIDWEST:

                                            MIDWEST MEZZANINE FUND II, L.P., a
                                            Delaware limited partnership

                                             By:  ABN AMRO Mezzanine
                                                  Management II, L.P.,
                                                  its general partner

                                                  By:  ABN AMRO Mezzanine
                                                       Management II, Inc., its
                                                       general partner

                                                       By:    __________________
                                                       Name:  J. Allan Kayler
                                                       Title: Senior Vice
                                                                President

                                            Address for Notices:

                                            Midwest Mezzanine Fund II, L.P.
                                            208 South LaSalle Street, 10th floor
                                            Chicago, Illinois 60604-1003
                                            ATTN: J. Allan Kayler
                                            Telecopy: 312.553.6647





                                             Note and Warrant Purchase Agreement

         The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             USDAN:

                                             JAMES M. USDAN, an individual


                                             By:      __________________________
                                              Name:   James M. Usdan

                                             Address for Notices:

                                             c/o Castle Dental Centers, Inc.
                                             3701 Kirby Drive
                                             Suite 550
                                             Houston, Texas  77098
                                             Telecopier No.:   713.490.8420
                                             Telephone No.:    713.490.8400
                                             Attention:        James Usdan






                                             Note and Warrant Purchase Agreement